Exhibit 4.16

INTERCREDITOR AND SUBORDINATION AGREEMENT

INTERCREDITOR AND SUBORDINATION AGREEMENT dated as of July __, 2006, made by Cornell Capital Partners, LP (the "Subordinated Lender") , Wentworth Energy, Inc. an Oklahoma corporation (the "Company"), Wentworth Oil & Gas, Inc., a Nevada corporation, (the "Subsidiary" and collectively with the Company, the "Obligors"), and Castlerigg Master Investments Ltd. as collateral agent (the "Senior Agent") for the holders of the Senior Debt (as hereinafter defined), including, but not limited to, the Senior Agent and each other holder of the Senior Notes (as defined below) (collectively, the “Senior Lenders”).

W I T N E S E T H:

WHEREAS, the Senior Lenders have entered into a Securities Purchase Agreement dated July ___, 2006 with the Company (as amended, restated, supplemented or otherwise modified from time to time, in each case in accordance with the terms hereof, the "Senior Securities Purchase Agreement") pursuant to which the Senior Lenders purchased, and were issued additional investment rights to purchase, certain senior secured convertible notes of the Obligor (the "Senior Notes");

WHEREAS, the Subsidiary has executed and delivered a Guaranty dated the date hereof (the “Senior Guaranty”) in favor of the Senior Agent for the benefit of itself and the Senior Lenders, with respect to the Company’s obligations under the Securities Purchase Agreement, the Senior Notes and the Transaction Documents (as defined in the Senior Securities Purchase Agreement) and the Obligors and the Senior Agent on behalf of the Senior Lenders have entered into (i) a Security Agreement (the "Senior Security Agreement") providing for the grant to the Senior Agent for the benefit of the Senior Lenders of a security interest in all personal property of each Obligor to secure all of the Company's obligations under the Securities Purchase Agreement, the Senior Notes, the “Transaction Documents” (as defined in the Securities Purchase Agreement) (the “Senior Transaction Documents”) and the Subsidiary's obligations under the Guaranty and (ii) a Pledge Agreement providing for the grant to the Senior Agent of a pledge in the stock of the Subsidiary to secure all of the Company's obligations under the Securities Purchase Agreement, the Senior Notes, the Senior Transaction Documents (the "Senior Pledge Agreement" and collectively with the Senior Security Agreement, the "Senior Security Documents");

WHEREAS, the Company and the Subordinated Lender entered into a Securities Purchase Agreement (“Subordinated Securities Purchase Agreement”) dated January 12, 2006 pursuant to which the Company issued and sold to the Subordinated Lender secured convertible debentures in the aggregate principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the (the “Subordinated Debentures").

WHEREAS, in connection with the Subordinated Securities Purchase Agreement, the Company and the Subordinated Lender entered into a Security Agreement dated January 12, 2006(the “Subordinated Company Security Agreement”), and the Subsidiary and the Subordinated Lender entered into a Security Agreement dated January 12, 2006 (the

“Subordinated Subsidiary Security Agreement” and collectively with the Subordinated Company Security Agreement, the "Subordinated Security Documents"); and

WHEREAS, the Senior Agent, the Senior Lenders and the Subordinated Lender wishes to agree as to the priority of the repayment of the Senior Debt and the Subordinated Debt, and the rights of each with respect thereto, and as to their respective liens upon and security interests in the Collateral (as hereinafter defined) and as to certain other rights, priorities, and interests as between and among the Senior Lenders, on the one hand, and the Subordinated Lender, on the other hand.

NOW, THEREFORE, in consideration of the premises and in order to induce the Senior Lenders to purchase the Senior Notes, the Senior Lenders, the Subordinated Lender and the Obligor hereby agree as follows:

Section 1.

Definitions and Rules of Construction.

(a)

Terms Defined in Credit Agreement.  All capitalized terms used in this Agreement which are defined in the Senior Securities Purchase Agreement or the Senior Notes and not otherwise defined herein shall have the meanings assigned to such capitalized terms in the Senior Securities Purchase Agreement or the Senior Notes (as the case may be).  The following terms, as used in this Agreement shall have the following meanings.

"Agreement" means this Intercreditor and Subordination Agreement, together with any and all amendments, extensions, modifications, riders, addenda, exhibits, and schedules hereto.

"Bankruptcy Case" means any of the following:  (i) any case or proceeding commenced by or against any Obligor under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors' rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of any Obligor or (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Obligor or any of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of any Obligor or (iv) any assignment for the benefit of creditors or any marshalling of assets of any Obligor.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Business Day" means any day that is not a Saturday, Sunday or other day on which banks in the City of New York are authorized or required to close.

"Casualty" has the meaning set forth in Section 9(b) to this Agreement.

"Collateral" means all assets and properties of any kind whatsoever, real or personal, tangible or intangible, now existing or hereafter acquired, and wherever located, of any Obligor.

"Documents" means, collectively, the Senior Loan Documents and the Subordinated Loan Documents.

"Obligor" has the meaning set forth in the Recitals to this Agreement and shall include any person that becomes an obligor under the Senior Debt or the Subordinated Debt after the date hereof.

"Paid in Full" means the termination of all commitments of the Senior Agent and the Senior Lenders to make any loans under the Senior Loan Documents and the payment in full in cash of all Senior Debt in accordance with the Senior Loan Documents.

"Reorganization Subordinated Securities" means any equity or debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated to the Senior Debt (or any notes or other debt securities issued in substitution of all or any portion of the Senior Debt) at least to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement.

"Secured Creditor" means any of the Senior Agent, the Senior Lenders, the Subordinated Lender, or any successor or assignee of any of them, or any future holder of Senior Debt or Subordinated Debt, respectively.

"Secured Creditor Remedies" means any action by a Secured Creditor in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation:  (i) the exercise of any remedies or rights of a "Secured Creditor" under Article 9 of the UCC, including, without limitation, the notification of account debtors; (ii) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral; (iii) the exercise of any remedies available to a judgment creditor; or (iv) any other remedy available in respect of the Collateral available to such Secured Creditor under any Document to which it is a party or under applicable law, provided that Secured Creditor Remedies shall not include any action taken by a Secured Creditor solely to (a) correct any mistake or ambiguity in any Documents or (b) remedy or cure any defect in or lapse of perfection of the lien of a Secured Creditor in the Collateral.

"Secured Creditors' Debt" means, collectively, the Senior Debt and the Subordinated Debt.

"Senior Agent" has the meaning set forth in the Recitals to this Agreement and shall include any successor agent under the Senior Securities Purchase Agreement.

"Senior Securities Purchase Agreement" has the meaning set forth in the Recitals to this Agreement.

"Senior Guaranty" has the meaning set forth in the Recitals to this Agreement.

"Senior Debt" means any and all presently existing or hereafter arising indebtedness, reimbursement obligations, claims, debts, liabilities, obligations, expenses and fees  of the Company owing to the Senior Agent and the Senior Lenders under the Senior Loan Documents, whether direct or indirect, whether contingent (including in respect of any Senior Guaranty) or of any other nature, character, or description (including all interest, fees, expenses and other amounts accruing after commencement of any Bankruptcy Case, and all interest, fees, expenses and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed).

"Senior Lenders" has the meaning set forth in the Preamble to this Agreement and shall include all subsequent holders of the Senior Debt.

"Senior Loan Documents" means, collectively, the Senior Securities Purchase Agreement, the Senior Notes, the Senior Security Documents, the Senior Guaranty, any Transaction Documents (as defined in the Senior Securities Purchase Agreement) and any other document, instrument, mortgage or agreement now existing or in the future entered into evidencing, documenting, securing or otherwise relating to the Senior Debt or the Collateral securing the Senior Debt, together with any amendments or restatements thereof.

"Senior Security Documents" has the meaning set forth in the Recitals to this Agreement.

"Subordinated Debt" means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, obligations, fees and expenses of any Obligor owing to the Subordinated Lender under the Subordinated Loan Documents, whether direct or indirect, whether contingent or of any other nature, character, or description (including all interest, fees, expenses and other amounts accruing after commencement of any Bankruptcy Case, and all interest, fees, expenses and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts in accordance with the terms hereof.

"Subordinated Debt Payment" means any payment or distribution (other than Reorganization Subordinated Securities or the issuance of common stock of the Company upon conversions of the Subordinated Debentures) by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

"Subordinated Debentures" has the meaning set forth in the Recitals to this Agreement.

"Subordinated Loan Documents" means, collectively, the Subordinated Securities Purchase Agreement, the Subordinated Debentures, the Subordinated Security Documents and any other document, instrument, mortgage or agreement now existing or in the future entered into evidencing, documenting, securing, or otherwise relating to the Subordinated Debt or the

Collateral securing the Subordinated Debt, together with any amendments, replacements, substitutions, or restatements thereof, in each case in accordance with the terms hereof.

"Subordinated Security Documents" has the meaning set forth in the Recitals to this Agreement.

"Taking" has the meaning set forth in Section 9(a) of this Agreement.

"UCC" means the Uniform Commercial Code as adopted in the State of New York and as in effect from time to time, or in such other jurisdiction as governs the perfection of the liens and security interests in the Collateral for the purposes of the provisions hereof relating to such perfection or effect of perfection.

(b)

UCC Definitions.  All other capitalized terms used in this Agreement that are defined in the UCC shall have the meanings given to them in the UCC unless otherwise expressly defined herein.

(c)

Other Definitional Provisions.  When used in this Agreement:  (i) the words "herein," "hereof," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement; (ii) the words "include," "includes," and "including" are not limiting; the word "or" has, except where otherwise required by the context, the inclusive meaning represented by the phrase "and/or"; (iii) unless otherwise specified, the words "Section," "Schedule" and "Exhibit" refer to Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified; and (iv) the singular number includes the plural, and vice versa, whenever the context so requires.

Section 2.

Subordination of Subordinated Debt.

(i)

Until all Senior Debt shall have been Paid in Full, no payment in cash or other property or otherwise (other than Reorganization Subordinated Securities) and other than the issuance of common stock of the Company upon conversions of the Subordinated Debentures) on account of any Subordinated Debt shall be made by or on behalf of the Obligors, and the Subordinated Lender will not ask, demand, sue for, take, or receive any such payment, directly or indirectly, from or on behalf of the Obligors if, at the time of payment or immediately after giving effect thereto there shall have occurred and be continuing an Event of Default (as defined in any Senior Documents) which Event of Default arises out of the failure to make any payment with respect to any Senior Indebtedness.

(ii)

Upon (i) any acceleration of the principal amount due on any Subordinated Debt or (ii) any payment or distribution of assets of any Obligor, of any kind or character, whether in cash, property or securities (other than Reorganization Subordinated Securities), following commencement of a Bankruptcy Case, all amounts due or to become due upon all Senior Debt shall first be Paid in Full, before any payment is made on account of any of the Subordinated Debt; and following commencement of a Bankruptcy Case, any payment or distribution of assets of any Obligor any kind or character, whether in cash, property or securities (other than Reorganization Subordinated Securities), to which the Subordinated Lender would be entitled, except for the provisions hereof, shall be paid by Obligors or any other person making such payment or distribution, or by the Subordinated Lender if received by it, directly to the

Senior Agent, for the benefit of the Senior Agent and the Senior Lenders (in accordance with the terms of the Senior Securities Purchase Agreement), to the extent necessary to result in all Senior Debt being Paid in Full, before any payment or distribution is made to the Subordinated Lender.

(iii)

the Subordinated Lender will duly and promptly take such action as the Senior Agent may reasonably request in writing (x) to collect the Subordinated Debt for the account of the Senior Agent and the Senior Lenders and to file appropriate claims or proofs of claim with respect thereto, and (y) to collect and receive for the account of the Senior Agent and the Senior Lenders any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(iv)

In the event that, notwithstanding the foregoing, any payment or distribution of assets of any Obligor, whether in cash, property or securities, prohibited by this Agreement shall be received by the Subordinated Lender before all Senior Debt is Paid in Full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over to or delivered to, the Senior Agent for the benefit of the Senior Agent and the Senior Lenders (in accordance with the terms of the Senior Securities Purchase Agreement), until all such Senior Debt shall have been Paid in Full.

(v)

No payment or distribution to the Senior Agent or the Senior Lenders pursuant to the provisions of this Agreement shall entitle the Subordinated Lender to exercise any rights of subrogation, contribution, reimbursement or indemnity in respect thereof until all Senior Debt shall have been Paid in Full.  After the Senior Debt has been Paid in Full, the Subordinated Lender shall be subrogated to the rights of the Senior Agent and the Senior Lenders to receive payments or distributions of assets of the Obligors applicable to the Senior Debt until all amounts owing in respect of the Subordinated Debt shall be Paid in Full, and for the purpose of such subrogation, no such payments or distributions to the Senior Agent or the Senior Lenders by or on behalf of the Company or by or on behalf of the Subordinated Lender by virtue of this Agreement which otherwise would have been made to the Subordinated Lender shall, as among the Company, their creditors other than the Senior Agent and the Senior Lenders and the Subordinated Lender, be deemed to be payment by such Obligor to or on account of the Senior Debt, it being understood that the above provisions relating to subordination are solely for the purpose of defining the relative rights of the Senior Agent and the Senior Lenders on the one hand, and the Subordinated Lender, on the other hand.

Section 3.

Permitted Liens and Relative Priorities.

As among the Secured Creditors, and notwithstanding the terms (including the description of Collateral), dating, execution, or delivery of any document, instrument, or agreement; the time, order, method, or manner of granting, or perfection of any security interest or lien; the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any other documents, instruments, or agreements under the UCC or any other applicable law and any provision of the UCC or any other applicable law to the contrary, the Secured Creditors agree:

(a)

The Senior Agent, for the benefit of the Senior Lenders, shall have a first priority security interest in and lien upon the Collateral; and

(b)

The Subordinated Lender, shall have a second priority security interest in and lien upon the Collateral in which it has been granted a lien or security interest.

For purposes of the foregoing allocation of priorities, any claim of a right to a setoff shall be treated in all respects as a security interest and no claimed right of setoff shall be asserted to defeat or diminish the rights or priorities provided for herein.

Section 4.

Perfection.  Each of the Secured Creditors shall be solely responsible for, and nothing herein shall prohibit any Secured Creditor from, perfecting and maintaining the perfection of its lien or security interest in any of the Collateral in which such party has been granted a lien or security interest.  The provisions of this Agreement are intended solely to govern the respective priorities as among the Secured Creditors.  The Subordinated Lender agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, perfection, priority, availability, or enforceability of the liens of the Senior Agent or any Senior Lender upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

Section 5.

Exercise of Remedies; Management of Collateral. Notwithstanding anything to the contrary contained in any of the Documents:

(a)

Until all Senior Debt has been Paid in Full:  (i) the Senior Agent and the Senior Lenders shall have the exclusive right to manage, perform, and enforce the terms of the Senior Loan Documents with respect to the Collateral and to exercise and enforce all privileges and rights thereunder in their sole discretion, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to the Collateral, take or retake control or possession of the Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Collateral and (ii) any and all proceeds of Collateral which shall come into the possession, control, or custody of the Subordinated Lender will be deemed to have been received for the account of the Senior Agent and the Senior Lenders and shall be immediately paid over to the Senior Agent, for the benefit of the Senior Agent and the Senior Lenders.  In connection with the provisions of clause 5(a)(i) above, the Subordinated Lender waives any and all rights to affect the method or challenge the appropriateness of any action by the Senior Agent or any Senior Lender with respect to the Collateral, and waives any claims or defenses it may have against the Senior Agent or any Senior Lender, including any such claims or defenses based on any actions or omissions of any such person in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation or release of any lien or security interest therein, or any modification or waiver of any Senior Loan Documents.

(b)

The rights and priorities set forth in this Agreement shall remain binding irrespective of the terms of any provisions of the Bankruptcy Code or any similar federal or state statute.

Section 6.

Sale of Collateral.

(a)

Until the Senior Debt has been Paid in Full, (i) only Senior Agents and the Senior Lenders shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, exchange or other disposition of the Collateral following the occurrence and during the continuation of an Event of Default; and (ii)  the Subordinated Lender will release or otherwise terminate its liens and security interests to the extent such Collateral is sold or otherwise disposed of by the Company with the consent of the Senior Lenders in connection with the Senior Lenders' exercise of remedies or if such sale, transfer, exchange or disposition is permitted under the Subordinated Loan Documents, and the Subordinated Lender will immediately deliver such release documents as the Senior Agent may require in connection therewith; provided, however, that if any such sale or disposition results in a surplus after the Senior Debt has been Paid in Full, such surplus shall be paid to the Subordinated Lender, for application in accordance with the terms of the Subordinated Loan Documents.

(b)

This Section 6 shall not be construed in any way to limit or impair the right of (i) any Secured Creditor to bid for and purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any other Secured Creditor, (ii) the Subordinated Lender to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to such Collateral initiated by the Senior Agent or the Senior Lenders thereon, so long as it does not delay or interfere with the exercise by the Senior Agent or the Senior Lenders of their rights and (iii) subject to the terms of this Agreement, the Subordinated Lender to receive payments from the proceeds of the collection, sale or other disposition of any Collateral.

Section 7.

Sections 9-611 and 9-613 Notice and Waiver of Marshalling.  Each Secured Creditor hereby acknowledges that this Agreement shall constitute notice of the other Secured Creditors' respective interests in the Collateral as provided by Sections 9-611 and 9-613 of the UCC and each of the Secured Creditors waives any right to compel the other Secured Creditors to marshal any of the Collateral or to seek payment from any particular assets of Company or from any third party.

Section 8.

Insurance or Condemnation.  In the event of:

(a)

a taking or threatened taking by condemnation or other eminent domain of all or any portion of any real property of any Obligor (collectively, a "Taking"), or

(b)

the occurrence of a fire or other casualty resulting in damage to all or any portion of any Collateral (collectively, a "Casualty"):

(i)

until all Senior Debt is Paid in Full, the Subordinated Lender hereby waives any right to participate or join in any adjustment, compromise, or settlement of any claims resulting from a Casualty with respect to any Collateral;

(ii)

until all Senior Debt is Paid in Full, all proceeds received or to be received on account of a Taking and/or Casualty shall be applied in the manner or manners provided for in the Senior Loan Documents; and

(iii)

until all Senior Debt is Paid in Full, the Subordinated Lender agrees to execute and deliver any documents, instruments, agreements or further assurances required to effectuate any of the foregoing.

Section 9.

Bankruptcy Issues.

(a)

Except as provided in this Section 10, this Agreement shall continue in full force and effect after the commencement of a Bankruptcy Case (all references herein to the Company being deemed to apply to the Company as a debtor-in-possession and to a trustee for the Company's estate in a Bankruptcy Case), and shall apply with full force and effect with respect to all Collateral acquired by Company, and to all Secured Creditors' Debt incurred by the Company, subsequent to such commencement.

(b)

If the Company shall become subject to a Bankruptcy Case, and if the Senior Agent and the Senior Lenders shall desire to permit the use of cash collateral or to provide post-petition financing to Company, the Subordinated Lender agrees as follows:  (i) adequate notice to the Subordinated Lender shall be deemed to have been provided for such use of cash collateral or post-petition financing if the Subordinated Lender receives notice thereof at least three (3) Business Days prior to any hearing on a request to approve such use of cash collateral or post-petition financing and (ii) no objection will be raised by the Subordinated Lender to any such use of cash collateral or such post-petition financing by the Senior Agent and the Senior Lenders, on the grounds of a failure to provide adequate protection for the junior liens and security interests of the Subordinated Lender in the Collateral, provided that (A) the Subordinated Lender are granted the same liens and security interests on the post-petition Collateral that may be granted to or for the benefit of the Senior Agent and the Senior Lenders, junior only to the liens or security interests of the Senior Agent and the Senior Lenders therein, and (B) to the extent that Senior Agent and/or Senior Lenders are granted super-priority claims, the Subordinated Lender shall be granted super-priority claims subordinate to the claims of the Senior Agent and Senior Lenders.  No objection will be raised by the Subordinated Lender to the Senior Lender's motion for relief from the automatic stay in any proceeding under the Bankruptcy Code to foreclose on and sell the Collateral.

Section 10.

Notice of Default and Certain Events.  The Senior Agent shall send written notice to the Subordinated Lender, and the Subordinated Lender shall send written notice to the Senior Agent, upon the occurrence of any of the following as applicable:

(a)

the declaration of any event of default under such Secured Creditor's Documents, or the acceleration of any of such Secured Creditor's Debt; or

(b)

in the case of the Senior Lender, the commencement by such Secured Creditor of any Secured Creditor Remedies.

Each such notice shall be sent to each other Secured Creditor contemporaneously with the sending of such notice to Company if and when sent under the applicable Documents.  The failure of any Secured Creditor to give such notice shall not affect the relative lien or security interest priorities or the other privileges of such Secured Creditor as provided in this Agreement or give rise to any liability.

Section 11.

Bailment.  (a) With respect to any Collateral in which a security interest may be perfected under the UCC or other relevant law only by possession or with respect to which the rights or interests granted to the Subordinated Lender may be precluded by or inconsistent with the rights or interests granted to the Senior Agent and the Senior Lenders (the "Specified Collateral"), the Senior Agent and the Senior Lenders will act as pledgeholder for the

Subordinated Lender until of the Senior Debt shall have been Paid in Full, whereupon possession of or the other rights with respect to any such Specified Collateral remaining shall be immediately transferred to the Subordinated Lender; and immediately upon such transfer of possession or the other rights the Subordinated Lender shall become the pledgeholder of the Specified Collateral.  The Subordinated Lender acknowledges and agrees that:  (i) the Senior Agent and the Senior Lenders do not make any representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Specified Collateral or the security interests in or liens upon any Specified Collateral; (ii) while any Specified Collateral is held by the Senior Agent or the Senior Lenders, the Senior Agent and the Senior Lenders shall not have any liability to, and shall be held harmless by, the Subordinated Lender, for any losses, damages, claims, or liabilities of any kind to the extent arising out of the holding of such Specified Collateral, other than losses, damages, claims, or liabilities arising out of the Senior Agent' or the Senior Lenders' gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; (iii) the Senior Agent and the Senior Lenders need not act as a pledgeholder for the Subordinated Lender with respect to any Collateral in which a security interest may be perfected by means other than possession; (iv) the Subordinated Lender shall immediately deliver to the Senior Agent (to be held by the Senior Agent in accordance with the terms of the Senior Loan Documents) any Collateral that is now in or in the future comes into their possession; (v) the priority of the Secured Creditors' security interests in and liens upon the Specified Collateral shall be governed by the terms of this Agreement; and (vi) subject to the first sentence of this Paragraph 12, neither the Senior Agent nor the Senior Lenders shall be deemed an "agent" of, or for the benefit of, the Subordinated Lender.

Section 12.

Assignment.  The Subordinated Lender agree that any assignment or transfer of an interest in any of the Subordinated Debt shall be made expressly subject to the terms and conditions of this Agreement.  The Senior Agent and the Senior Lenders agree that any assignment or transfer of an interest in any of the Senior Debt shall be made expressly subject to the terms and conditions of this Agreement.

Section 13.

Modification of Documents; Additional Covenants.

(a)

The Subordinated Lender agrees that the Senior Agent and the Senior Lenders shall have absolute power and discretion, without notice to the Subordinated Lender, to deal in any manner with the Senior Debt, including, but not by way of limitation, the power and discretion to do any of the following:  (i) any demand for payment of any Senior Debt may be rescinded in whole or in part, and any Senior Secured Creditor may be continued, and the Senior Secured Creditor or the liability of Obligors upon or for any part thereof, or any Collateral or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released; and (ii) the Senior Documents may be amended, modified, supplemented, refinanced, renewed, refunded, extended or terminated, in whole or in part, as the Senior Agent or the Senior Lenders may deem advisable from time to time.  The Subordinated Lender will remain bound under this Agreement, and the subordination provided for herein shall not be impaired, abridged, released, or otherwise affected notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender, or release.  The Senior Secured Debt shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Agreement, and all dealings between the

Senior Agent and the Senior Lenders on the one hand, and the Obligors, on the other hand, shall be deemed to have been consummated in reliance upon this Agreement.

(b)

Without the prior written consent of the Senior Agent, the Subordinated Lender agrees not to amend, restate, supplement, modify or waive, in whole or in part, any terms or provisions of any Subordinated Security Document.

(c)

Until the Senior Debt shall have been Paid in Full, the Subordinated Lender will not, without the prior written consent of the Senior Agent:

(i)

 except as otherwise expressly permitted in this Agreement, cancel or otherwise discharge any Subordinated Debt (except upon payment in full thereof to the Subordinated Lender or the Senior Agent and the Senior Lenders as contemplated hereby), or (B) subordinate any Subordinated Debt to any indebtedness of the Company other than the Senior Debt; or

(ii)

sell, assign, pledge, encumber or otherwise dispose of any Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Agreement; provided that (A) such Subordinated Lender provides the Senior Agent with not less than 10 days prior written notice of any such sale, assignment, pledge, encumbrance or disposition and the identity and address and other notice information of the purchaser, assignee, pledgee, transferee or other beneficiary and (B) such purchaser, assignee, pledgee, transferee or other beneficiary executes and delivers to the Senior Agent an Intercreditor and Subordination Agreement, substantially in the form of this Agreement, or a written acknowledgment in form and substance satisfactory to the Senior Agent pursuant to which such purchaser, assignee, pledgee, transferee or other beneficiary agrees to be bound by the terms and provisions hereof, provided that, notwithstanding any breach of clauses (A) or (B) above, this Agreement shall bind any such purchaser, assignee, pledgee, transferee or other beneficiary (each, a "Transferee").  Notwithstanding the foregoing, provided that clauses (A) and (B) of this Section 13(c)(ii) are satisfied, the Subordinated Lender shall be permitted to sell, assign, pledge, encumber or otherwise dispose of any Subordinated Debt without the prior written consent of the Senior Agent.

Section 14.

Subordinated Lender's Waivers.  The Subordinated Lender waives:  (a) any and all notice of the creation, modification, renewal, extension, or accrual of any of the Senior Debt and notice of or proof of reliance by the Senior Agent and the Senior Lenders upon this Agreement; (b) agrees not to assert against the Senior Agent and the Senior Lenders, any rights which a guarantor or surety could exercise, but nothing in this Agreement shall constitute the Subordinated Lender as a guarantor or surety and (c) prior to the time the Senior Debt is Paid in Full, any right of subrogation, contribution, reimbursement, or indemnity which it may have against any Obligor arising directly or indirectly out of this Agreement.

Section 15.

Binding Effect; Other.  This Agreement shall be a continuing agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time and their respective successors and assigns, shall be irrevocable, and shall remain in full force and effect until the Senior Debt shall have been Paid in Full, and the Senior Loan Documents shall have been irrevocably terminated, but shall continue to be effective, or be reinstated, as the case may be, if any payment, or any part thereof, of any amount paid by or on behalf of any Obligor with regard to any Senior Debt is rescinded or must otherwise be restored or returned upon or as a result of any Bankruptcy Case, or for any other reason, all as though such payments had not been made.  Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance.  The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

Section 16.

Parties Intended to be Benefited.  All of the understandings, covenants, and agreements contained herein are solely for the benefit of the Senior Agent, the Senior Lenders, the Subordinated Lender, their respective successors and assigns, and future holders of the Senior Debt and the Subordinated Debt, respectively, and there are no other parties, including any Obligor or any of their creditors, successors, or assigns, which are intended to be benefited, in any way, by this Agreement.

Section 17.

No Limitation Intended.  Nothing contained in this Agreement is intended to or shall affect or limit, in any way, the rights that the Senior Agent, the Senior Lenders, the Subordinated Lender has with respect to any third parties.  The Senior Agent, the Senior Lenders, the Subordinated Lender hereby specifically reserves all of its rights against the Company and all other third parties.

Section 18.

Notice.  Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person or by registered, or certified United States mail, postage prepaid, by facsimile, or by recognized overnight courier service, addressed as follows:

If to the Senior Agent or the Senior Lenders, at:

Castlerigg Master Investment Ltd.

c/o Sandell Asset Management

40 West 57th St

26th Floor

New York, NY 10019

Attention:

Telephone:
Facsimile:

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn:  Eleazer

Klein

Telephone:  (212) 756-2376

Facsimile:  (212) 593-5955

With a copy to:

If to the Subordinated Lender, at:

Cornell Capital Partners, LP

101 Hudson Street, Suite 3700

Jersey City, New Jersey 07302
Attention:

Mark Angelo

Telephone:

201-985-8300
Facsimile:

201-985-8266

with a copy to:

Troy Rillo, Esq.

101 Hudson Street, Suite 3700

Jersey City, New Jersey  07302

Telephone:  201-985-8300

Facsimile:   201-985-8266

If to the Company, at:

Wentworth Energy, Inc.

Suite 1415

115 West 7th Street

Fort Worth, Tarrant County

Texas, 76102Attn:
Telephone:
Facsimile:

with a copy to:

Troutman Sanders LLP
401 9th Street, N.W.
Suite 1000
Washington, DC  20004-2134
Attn:  Todd R. Coles, Esq.
Telephone: 202-274-2810
Facsimile: 202-654-5649

Dieterich & Associates
11300 W. Olympic, Suite 800
Los Angeles, California  90064
Attn: Chris Dieterich
Telephone:  310-312-6888
Facsimile:  310-312-6680

or at such other address as may be substituted by notice given as herein provided.  Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given when received.

Section 19.

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 20.

Complete Agreement.  This Agreement constitutes the complete agreement and understanding of each of the Secured Creditors, and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof.

Section 21.

No Joint Venture.  Each of the Secured Creditors acknowledges and confirms that this Agreement shall not create a joint venture, agency or fiduciary relationship.

Section 22.

Counterparts.  This Agreement may be executed in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of an original executed counterpart.

Section 23.

Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES AGREE THAT ANY ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK.

Section 24.

Waiver of Jury Trial.  THE SENIOR AGENT, THE SENIOR LENDERS, AND THE SUBORDINATED LENDER EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SENIOR AGENT, THE SENIOR LENDERS, AND THE SUBORDINATED LENDER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER

INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  THE SENIOR AGENT, THE SENIOR LENDERS AND THE SUBORDINATED LENDER EACH HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF RIGHT TO TRIAL BY JURY.

Section 25.

Specific Performance.  Each of the parties agrees and acknowledges that in the event of any breach of this Agreement, the non-breaching party would be irrevocably harmed and would not be made whole by monetary damages.  It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they made be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of New York or the United States District Court of the Southern District of New York, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such actions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CORNELL CAPITAL PARTNERS, LP

By:

Yorkville Advisors, LLC

It:

General Partner

By:

_____________________________

Name:

Mark Angelo
Title:

Portfolio Manager

ACKNOWLEDGED AND AGREED:

CASTLERIGG MASTER INVESTMENTS LTD.

as Collateral Agent

BY: SANDELL ASSET MANAGEMENT CORP.

By:

__________________________

Name:

Title:

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.  By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that any Secured Creditor holding Collateral does so as bailee (under the UCC) for each other Secured Creditor that has a lien on such Collateral and is hereby authorized to and may turn over to such other Secured Creditors upon request therefor any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Secured Creditors have been fully paid and performed.

Each of undersigned acknowledges and agrees that:  (i) although it may sign this Intercreditor and Subordination Agreement it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor and Subordination Agreement, and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Creditors to effectuate the provisions and purposes of the foregoing Intercreditor and Subordination Agreement.

WENTWORTH ENERGY, INC

By:

Name:
Title:

WENTWORTH OIL & GAS, INC.

By:

Name:
Title: